Exhibit 10.1

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of:	)
Community West Bank, National Association	)	AA-EC-12-16
Goleta, California	)

STIPULATION AND CONSENT TO THE ISSUANCE

OF A CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller”) intends to initiate cease and desist proceedings against Community West Bank, National Association, Goleta, California (“Bank”), pursuant to 12 U.S.C. § 1818, through the issuance of a Notice of Charges, for unsafe or unsound banking practices relating to, among other issues, its Board and management oversight, problem loan management, credit risk management and administration, and violations of laws and regulations.

WHEREAS, the Bank, in the interest of compliance and cooperation, and without admitting or denying any wrongdoing, consents to the issuance of a Consent Order, dated January 26, 2012 (“Order”) by executing this Stipulation and Consent to the Issuance of a Consent Order;

NOW THEREFORE, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, hereby stipulate and agree to the following:

ARTICLE I

JURISDICTION

(1) The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq.

(2) The Comptroller is “the appropriate Federal banking agency” regarding the Bank pursuant to 12 U.S.C. §§ 1813(q) and 1818(b).

(3) The Bank is an “insured depository institution” within the meaning of 12 U.S.C. § 1818(b)(l).

ARTICLE II

ACKNOWLEDGEMENTS

(1) The Bank acknowledges that said Order shall be deemed an “order issued with the consent of the depository institution,” as defined in 12 U.S.C. § 1818(h)(2), and consents and acknowledges that said Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U.S.C. § 1818. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818, and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

(2) The Bank also expressly acknowledges that no officer or employee of the Comptroller has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.

ARTICLE III

WAIVERS

(1) The Bank, by signing this Stipulation and Consent, hereby waives:

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(a)	the issuance of a Notice of Charges pursuant to 12 U.S.C. § 1818(b);

(b)	any and all procedural rights available in connection with the issuance of the Order;

(c)	all rights to a hearing and a final agency decision pursuant to 12 U.S.C. §1818(i) or l2 C.F.R. Part 19

(d)	all rights to seek any type of administrative or judicial review of the Order; and

(e)	any and all rights to challenge or contest the validity of the Order.

ARTICLE IV

OTHER PROVISIONS

(1) The provisions of this Stipulation and Consent shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, it deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.

/s/ James R. Moore	January 26, 2012
James R. Moore	Date
Director for Special Supervision

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IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, has hereunto set their hands on behalf of the Bank.

/s/ Robert H. Bartlein	1/26/12
Robert H. Bartlein	Date

/s/ Jean W. Blois	1/26/12
Jean W. Blois	Date

/s/ John D. Illgen	1/26/12
John D. Illgen	Date

/s/ Shereef Moharram	1/26/12
Shereef Moharram	Date

/s/ Eric Onnen	1/26/12
Eric Onnen	Date

/s/ William R.Peeples	1/26/12
William R.Peeples	Date

/s/ Martin E. Plourd	1/26/12
Martin E. Plourd	Date

/s/ James R. Sims, Jr	1/26/12
James R. Sims, Jr	Date

/s/ Kirk B. Stovesand	1/26/12
Kirk B. Stovesand	Date

C. Richard Whiston	Date

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UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of:	)	AA-EC-12-16
Community West Bank, National Association	)
Goleta, California	)

CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller” or “OCC”), through his National Bank Examiner, has supervisory authority over Community West Bank, National Association, Goleta, California (“Bank”);

WHEREAS, the Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order (“Stipulation and Consent”), dated January 26, 2012 that is acceptable to the Comptroller; and

WHEREAS, by this Stipulation and Consent, which is incorporated by reference, the Bank has consented to the issuance of this Consent Order (“Order”) by the Comptroller;

NOW, THEREFORE, pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders the following:

ARTICLE I

COMPLIANCE COMMITTEE

(1) The Compliance Committee shall consist of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(l)), or a family member of any such person. In the event of a change of the membership, the name of any new member shall be submitted in writing to the Director for Special Supervision (“Director”). The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order and shall meet at least monthly.

(2) By February 29, 2012 and monthly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the actions needed to achieve full compliance with each Article of this Order, Bank personnel responsible for implementing the corrective actions and the time frames for completion;

(b)	actions taken to comply with each Article of this Order; and

(c)	the results and status of those actions.

(3) The Board shall forward a copy of the Compliance Committee’s monthly report, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.

(4) All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight mail to the following:

Director for Special Supervision	with a copy to:
Comptroller of the Currency	Assistant Deputy Comptroller
250 E Street, S.W. MS 2-7	Los Angeles Field Office
Washington, DC 20219	550 North Brand Blvd., Suite 500
Glendale, California 91203

ARTICLE II

STRATEGIC PLAN

(1) Within ninety (90) days of the date of this Order, the Board shall forward to the Director for his review, pursuant to paragraph (3) of this Article, an updated written Strategic Plan for the Bank that is acceptable to the Director, covering at least a three-year period. The Strategic Plan shall establish objectives for the Bank’s overall risk profile and shall, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	the strategic goals and objectives, including key financial performance indicators and risk tolerances, to be accomplished;

(c)	an assessment of strengths, weaknesses, and threats;

(d)	an identification and prioritization of initiatives and opportunities, including timeframes that take into account the requirements of this Order;

(e)	a description of the Bank’s targeted market(s) and competitive factors in its identified target market(s) and a description of control systems to mitigate risks in the Bank’s markets;

(f)	an assessment of the present and planned product lines (assets and liabilities) and the identification of appropriate risk management systems to identify, measure, monitor, and control risks within the product lines;

(g)	a management employment and succession program to promote the retention and continuity of capable management;

(h)	assigned responsibilities and accountability for the strategic planning process; and

(i)	a description of systems and metrics designed to monitor the Bank’s progress in meeting the Strategic Plan’s goals and objectives.

(2) If the Board’s Strategic Plan under paragraph (1) of this Article includes a proposed sale or merger of the Bank, the Strategic Plan shall, at a minimum, address the steps that will be taken and the associated timeline to effectuate the implementation of that alternative.

(3) Prior to adoption by the Board, a copy of the Strategic Plan, and any subsequent amendments or revisions, shall be forwarded to the Director for review and prior written determination of no supervisory objection. At the next Board meeting following receipt of a no supervisory objection from the Director, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall immediately implement and adhere to the Strategic Plan.

(4) The Bank may not initiate any action that deviates significantly from the Strategic Plan (that has received supervisory non-objection from the Director and that has been adopted by the Board) without a written determination of no supervisory objection from the Director. The Board must give the Director advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan. For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank’s marketing strategies, products and services, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank’s operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank’s operations or financial performance.

(5) At least quarterly, the Board shall prepare a written evaluation of the Bank’s performance against the Strategic Plan and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes. Upon completion of its evaluation, the Board shall submit a copy to the Director.

(6) The Board shall review and update the Strategic Plan at least annually and more frequently if necessary or if required by the Director in writing.

(7) Until the Strategic Plan required under this Article has been submitted by the Bank for the Director’s review, has received a written determination of no supervisory objection from the Director, and is being implemented by the Bank, the Bank shall not significantly deviate from the products, services, asset composition and size, funding sources, structure, operations, policies, procedures, and markets of the Bank that existed before this Consent Order without first obtaining the Director’s prior written determination of no supervisory objection to such significant deviation. Any request to the Director for prior written determination of no supervisory objections to a significant deviation must be submitted to the Director at least 30 days in advance of the significant deviation.

ARTICLE III

CAPITAL PLAN AND HIGHER MINIMUMS

(1) The Bank shall achieve within one hundred and twenty (120) days and thereafter maintain the following minimum capital ratios:

(a)	Tier 1 capital at least equal to nine percent (9.00%) of adjusted total assets;[1] and

(b)	total risk-based capital at least equal to twelve percent (12%) of risk-weighted assets.

[1]

Adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total assets figure required to be computed for and stated in a bank’s most recent quarterly Consolidated Report of Condition and Income minus end-of-quarter intangible assets, deferred tax assets, and credit-enhancing interest-only strips, that are deducted from Tier 1 capital, and minus nonfinancial equity investments for which a Tier 1 capital deduction is required pursuant to section 2(c)(5) of appendix A of 12 C.F.R. § Part 3.

(2) The requirement in this Order to maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6 pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

(3) Within one hundred and twenty (120) days of the date of this Order, the Board shall develop and forward to the Director for his review, pursuant to paragraph (5) of this Article, a written a three year Capital Plan. The Capital Plan shall be consistent with the Strategic Plan and include:

(a)	specific plans for the maintenance of adequate capital that may in no event be less than the requirements of paragraph (1);

(b)	projections for growth, earnings, and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings (including specific actions to improve earnings), fixed assets, and off-balance sheet activities;

(c)	a description of the assumptions used to determine financial projections and growth targets;

(d)	projections of the sources and timing of additional capital to meet the Bank’s current and future needs;

(e)	identification of the primary source(s) from which the Bank will strengthen and maintain its capital structure to meet the Bank’s needs;

(f)	contingency plans that identify alternative methods should the primary source(s) under (e) above not be available.

(4) The Bank may declare or pay a dividend or make a capital distribution only:

(a)	when the Bank is in compliance with its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the declaration or payment of any dividend;

(b)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60;

(c)	when the Bank is in compliance with the minimum capital ratios set forth in paragraph (1) of this article; and

(d)	with the prior written determination of no supervisory objection by the Director.

(5) Prior to the adoption by the Board, a copy of the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection. The Board shall review and update the Bank’s Capital Plan at least annually and more frequently if necessary or if required by the Director in writing. Revisions to the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection. At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt the Capital Plan. The Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the Capital Plan and any amendments or revisions thereto.

(6) At least quarterly, the Board shall prepare a written evaluation of the Bank’s performance against the Capital Plan and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes. Upon completion of its evaluation, the Board shall submit a copy to the Director.

(7) If the Bank fails to maintain the capital ratios required by paragraph (1) of this Article, violates paragraphs (3), or fails to implement a Capital Plan to which the Director has provided a written no supervisory objection, then the Bank may, in the Director’s sole discretion, be deemed undercapitalized for purposes of this Order. The Bank shall take such corrective measures as the OCC may direct in writing from among the provisions applicable to undercapitalized depository institutions under 12 U.S.C. § 1831o(e) and 12 C.F.R. Part 6 for national banks. For purposes of this requirement, an action “necessary to carry out the purpose of this section” under 12 U.S.C. § 1831o(e)(5) shall include restoration of the Bank’s capital to the minimum ratios required by this Order, and any other action deemed advisable by the OCC to address the Bank’s capital deficiency or the safety and soundness of its operations.

ARTICLE IV

BOARD TO ENSURE COMPETENT MANAGEMENT

(1) Within one hundred and twenty (120) days of this Order, the Board shall adopt and take the necessary steps to implement corporate governance and decision-making processes to correct the Bank’s deficiencies in management leadership and Board oversight as described in the Report of Examination (“ROE”) for the examination conducted as of March 31, 2011. At a minimum, the Board shall establish the following:

(a)	clear lines of responsibility and authority for each member of senior management, including but not limited to, the Chief Credit Officer, Chief Operating Officer, Chief Financial Officer, and President;

(b)	a process to evaluate, at least annually, the Bank’s overall internal operations, staffing, Board and management oversight and information systems, policies, procedures and other risk management systems with time sensitive strategies to address any deficiencies;

(c)	operating policies and procedures designed to ensure:

(i)	that the Board monitors and measures compliance with the Board approved Strategic Plan (including risk tolerances), regulatory guidance and laws, rules, and regulations;

(ii)	that the Board receives and reviews sufficient Bank information from management (including scope, frequency and content) on the operation of the Bank to enable them to provide oversight and fulfill their fiduciary duties and other responsibilities under law and as outlined in the OCC’s The Directors Handbook and Duties and Responsibilities of Directors (Section 501 of the Comptroller’s Handbook).

(d)	processes to ensure that management appropriately responds to any audit or compliance criticisms, and regulatory criticisms regarding: violations of law, unsafe or unsound banking practices, and Matters Requiring Attention (collectively, “Material Criticisms”). Such processes shall include at a minimum:

(i)	requirements for the development of written action plans to address Material Criticisms that include corrective actions to be taken; deadlines for taking the corrective action; and individual(s) responsible for taking the corrective action;

(ii)	a process for review and approval by the Board of management’s proposed actions to be taken to address Material Criticisms; and

(iii)	a tracking system that will ensure that Material Criticisms are reported to the Board and corrected in a timely manner.

(2) The Board shall establish, at least annually, the objectives by which executive officers’ effectiveness will be measured.

(3) The Board shall perform and prepare an annual written performance appraisal for each Bank executive officer that evaluates performance according to the position’s description and responsibilities, adherence to the Strategic Plan, objectives established by the Board and the effectiveness of developing and successfully implementing action plans to remedy issues raised in Reports of Examination or audit reports. Upon completion and at the request of the Director, copies of the performance appraisal shall be submitted to the Director. The Board shall ensure that the Bank addresses any identified deficiencies in a manner consistent with paragraph (1) of this Article.

(4) The Board shall ensure that the Bank has sufficient processes, management, personnel, and control systems to effectively implement and adhere to all provisions of this Order, and that Bank management and personnel have sufficient training and authority to execute their duties and responsibilities under this Order.

ARTICLE V

COMMERCIAL CREDIT RISK RATINGS

(1) Within ninety (90) days, the Board shall prepare and submit to the Director for a prior written determination of no supervisory objection, a written program designed to ensure that the risk associated with the Bank’s loan portfolio are properly reflected and accounted for on the Bank’s books and records, to include, at a minimum, provisions requiring that:

(a)	the Bank’s loans and other assets are appropriately and timely risk rated and charged off by the lending officers using a loan grading system that is based upon current facts, existing repayment terms and that is consistent with the guidelines set forth in Rating Credit Risk, A-RCR, of the Comptroller’s Handbook; and

(b)	officers and other appropriate personnel are held accountable, including in performance evaluations and compensation, for failing to appropriately and timely risk rate and/or place loans on nonaccrual.

(2) At the next Board meeting following receipt of a no supervisory objection from the Director, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall immediately implement and adhere to the Commercial Credit Risk Ratings.

ARTICLE VI

FINANCIAL ACCOUNTING STANDARDS

(1) Within ninety (90) days, the Board shall prepare and submit to the Director for a prior written determination of no supervisory objection, a written program designed to achieve compliance with financial accounting standards to include, at a minimum, provisions requiring that:

(a)	the Bank’s loan and other assets are timely designated as troubled debt restructurings in accordance with the instructions for preparation of public reports and consistent with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 310-40 (pre-codification reference: Statement of Financial Accounting Standards (“FAS”) Statement No. 15) and Accounting Standards Update 2011-2;

(b)	the Bank’s loans and other assets are timely designated as impaired and impairment timely measured, consistent with ASC 310-10 (pre-codification reference: FAS Statement No. 114); and

(c)	officers and other appropriate personnel are held accountable, including in performance evaluations and compensation, for failing to appropriately and timely comply with (1)(a) and (1)(b) of this Article.

(2) At the next Board meeting following receipt of a no supervisory objection from the Director, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall immediately implement and adhere to the Financial Accounting Standards program.

ARTICLE VII

EXTERNAL LOAN REVIEW

(1) Within forty-five (45) days of this Order, the Board shall employ a qualified, independent consultant or firm to perform semi-annual asset quality reviews of the Bank’s loan portfolio, with the first report due no later than June 30, 2012. The scope of the engagement shall provide for a written report to be filed with the Board, and use a loan grading system consistent with GAAP and the guidelines set forth in Rating Credit Risk, A-RCR, of the Comptroller’s Handbook. Such reports shall, at a minimum, include the consultant’s or firm’s comments and conclusions regarding:

(a)	the identification, type, rating, and amount of all criticized loans;

(b)	the identification and amount of delinquent and nonaccrual loans;

(c)	the identification/status of credit related violations of law or regulation;

(d)	credit underwriting and documentation exceptions;

(e)	credit analysis and documentation of such analysis;

(f)	accuracy of internal risk ratings;

(g)	completeness and effectiveness of problem loan workout plans;

(h)	the accuracy of the Bank’s recognition of troubled debt restructurings;

(i)	loans and other extensions of credit considered exceptions to, or not in conformance with, the Bank’s lending policies and procedures;

(j)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (a) through (i) of the Article;

(k)	overall credit administration practices;

(1)	concentrations of credit;

(m)	the accuracy of specific allocations to the Allowance for Loan and Lease Losses (“Allowance”) and the Allowance methodology;

(n)	an evaluation of the Bank’s efforts to manage and account for its Other Real Estate in accordance with GAAP;

(o)	loans and leases to affiliates, insiders, and related parties; and

(p)	any recommendations for improvements.

(2) Prior to the appointment or employment of any consultant or firm or entering into any contract with any consultant or firm, the Board shall submit the name and qualifications of the proposed consultant or firm and the proposed scope and terms of employment to the Director for a prior written determination of no supervisory objection. After the OCC has advised the Bank that it does not take supervisory objection to the consultant or firm, and the scope of the review, the Board shall immediately engage the consultant or firm pursuant to the proposed terms of the engagement. Thereafter, the Board shall monitor performance consistent with the engagement terms.

(3) The Board or a designated committee shall review the independent loan review reports and ensure that, if appropriate, immediate, adequate, and continuing remedial action, is taken upon the findings noted in the reports.

(4) A copy of loan review reports submitted to the Board, as well as a summary of remedial actions taken and, if appropriate, planned, shall be documented and provided to the Director within 30 days of receiving such loan review report.

ARTICLE VIII

CRITICIZED ASSETS

(1) Within sixty (60) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written program designed to protect the Bank’s interest in those assets criticized in the most recent Report of Examination (“ROE”), in any subsequent ROE, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.” The program shall include the development of Criticized Asset Reports (“CARs”) identifying all credit relationships and other assets totaling in aggregate five hundred thousand dollars ($500,000) or more, criticized as “doubtful,” “substandard,” or “special mention.” The CARs must be updated and submitted to the Board and the Director monthly. Each CAR shall cover an entire credit relationship and include, at a minimum, analysis and documentation of the following:

(a)	the origination date and any renewal or extension dates, amount, purpose of the loan, and the originating and current loan officer(s);

(b)	the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source;

(c)	the appraised value of supporting collateral and the position of the Bank’s lien on such collateral, where applicable, as well as other necessary documentation to support the current collateral valuation;

(d)	an analysis of current and complete credit information, including cash flow analysis where loans are to be repaid from operations;

(e)	results of any FASB ASC 310-10 (pre-codification reference: FAS Statement No. 114) valuation;

(f)	significant developments, including a discussion of changes since the prior CAR, if any; and

(g)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including if appropriate an exit strategy.

(2) The Bank may not extend credit, directly or indirectly, including renewals, modifications or extensions, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, unless the Board or Board committe finds and documents in writing that each of the following conditions has been met:

(a)	the extension of additional credit is necessary to promote the best interests of the Bank;

(b)	the Bank has performed a written credit and collateral analysis as required by paragraphs (1)(c) and (l)(d) of this Article and, if necessary, the proposed action referred to in paragraph (l)(g) of this Article is revised, as appropriate; and

(c)	the Board’s formal plan to collect or strengthen the criticized asset will not be compromised by the extension of additional credit.

A copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower.

ARTICLE IX

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) The Board shall immediately require and the Bank shall implement and thereafter adhere to a program for the maintenance of an adequate Allowance for Loan and Lease Losses (“Allowance”). The written program shall be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy Statement on the Allowance contained in OCC Bulletin 2006-47 (December 13, 2006) and with “Allowance for Loan and Lease Losses,” booklet A-ALLL of the Comptroller’s Handbook, and shall incorporate the following:

(a)	procedures for determining whether a loan is impaired and measuring the amount of impairment, consistent with FASB ASC 310-10 (pre-codification reference: FAS Statement No. 114);

(b)	procedures for segmenting the loan portfolio and estimating loss on groups of loans, consistent with ASC 310-10 and 450-20 (pre-codification reference: FAS Statement No. 5);

(c)	procedures for validating the Allowance methodology;

(d)	procedures to ensure that the estimation of credit losses considers the relevant qualitative and environmental factors, with particular focus on the following:

(i)	trends in the Bank’s internal risk ratings, delinquent and nonaccrual loans;

(ii)	results of the Bank’s external loan review;

(iii)	concentrations of credit in the Bank, present and prospective economic conditions; and

(iv)	the level of experience and abilities of the Bank’s lending staff.

(2) The program shall provide for a process for summarizing and documenting, for the Board’s review and approval, the amount to be reported in the Consolidated Reports of Condition and Income (“Call Reports”) for the Allowance. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Call Report, by additional provisions from earnings.

(3) The Board shall take the necessary steps to ensure that an independent review and test of the Allowance sufficiency is performed prior to the filing of each Call Report beginning with the quarter ending March 31, 2012.

ARTICLE X

ACCOUNTING FOR REAL ESTATE OWNED

(1) Within ninety (90) days, the Board shall review and revise the other real estate section (“OREO”) section of the Bank’s loan policy. In reviewing the OREO policy, the Board shall refer to the Call Report instructions and appropriate FASB ASC requirements. At a minimum, the policy shall:

(a)	address proper accounting procedures for OREO properties from transfer to the Bank and until and upon sale to a third party;

(b)	address proper accounting treatment for OREO when Small Business Administration (“SBA”) guarantees and senior debt must be considered;

(c)	include procedures to require timely appraisals pursuant to 12 C.F.R. § 34.85 and 12 C.F.R. Part 34, Subpart C; and

(d)	establish targeted write-downs at periodic intervals in the event that marketing strategies are unsuccessful.

Upon completion, the Board shall provide a copy of the Bank’s revised written OREO policy to the Director.

(2) Within 90 days, the Board shall require a review of all OREO properties to ensure foreclosed real estate was recorded at the fair value less cost to sale of the property at the time of foreclosure.

ARTICLE XI

LIQUIDITY RISK MANAGEMENT PROGRAM

(1) The Board shall adhere to and implement the Bank’s liquidity risk management program, including assessing the following on an ongoing basis:

(a)	current and projected funding needs;

(b)	ensuring sufficient liquidity exists to meet current and projected needs;

(c)	efforts to reduce reliance on high cost funding and wholesale funding sources; and

(d)	compliance with the restrictions against brokered deposits in 12 C.F.R. § 337.6.

(2) Upon the direction of the Director in writing, but no less frequently than annually, the Board shall review and revise the Bank’s Liquidity Policy to ensure that it is appropriate in light of the Bank’s risk profile and Strategic and Capital Plans.

(3) The proposed revised Liquidity Policy shall be provided to the Director for review and prior written determination of no supervisory objection within 30 days of any revision. At the next Board meeting following receipt of a no supervisory objection from the Director, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall immediately implement and adhere to the Liquidity Policy.

(4) On a quarterly basis, the Board shall submit liquidity monitoring reports to the Director.

ARTICLE XII

VIOLATIONS OF LAW

(1) The Board shall require and the Bank shall immediately take all necessary steps to correct each violation of law, rule, or regulation cited in the most recent ROE or any subsequent ROE, or brought to the Board’s or Bank’s attention in writing by management, regulators, auditors, loan review, or other compliance efforts. Within ninety (90) days after the violation is cited or brought to the Board’s or Bank’s attention, the Bank shall provide to the Board a list of any violations that have not been corrected. This list shall include an explanation of the actions taken to correct the violation, the reasons why the violation has not yet been corrected, and a plan to correct the violation by a specified date.

(2) The monthly progress reports required by Article I of this Order shall include the date and manner in which each correction has been effected during that reporting period.

(3) Within ninety (90) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to

(a)	specific procedures to prevent future violations as cited in the most recent ROE; and

(b)	general procedures addressing compliance management that incorporate internal control systems and education of employees regarding laws, rules, and regulations applicable to their areas of responsibility.

(4) Upon adoption, a copy of these procedures shall be promptly forwarded to the Director.

ARTICLE XIII

ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME

(1) If the Bank requires an extension of any timeframe within this Order, the Board shall submit a written request to the Director asking for relief. Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that prevent the Bank from complying with a provision and that require an extension of a timeframe within this Order.

(2) All such requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies. The Director’s decision concerning a request is final and not subject to further review.

ARTICLE XIV

OTHER PROVISIONS

(1) Although the Bank is by this Order required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon it by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

(3) Unless otherwise stated, any time limitations imposed by this Order shall begin to run from the effective date of this Order. Such time limitations may be extended in writing by the Director for good cause upon written application by the Board.

(4) The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Order in which the Board or a Board committee is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.

(6) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(7) The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 26th day of January, 2012.

/s/ James R. Moore
James R. Moore
Director for Special Supervision